EXHIBIT 10.1



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September 3, 2003

PetroReal of America, Inc
1750-1177 West Hastings Street
Vancouver, BC V6E 2K3
Canada
Attn: Frank Jacobs

      Re:   State Lease 16995 No. I Well
            Intracoastal City Field
            Vermilion Parish, Louisiana

Gentlemen:

     When accepted as hereinafter provided this letter shall constitute a contract ("Agreement") by and between Key Operating Company, LLC" ("Operator "), Polaris Holdings, Inc. ("Polaris"), and PetroReal of America Inc.
("Participant").

                                       1.

      Polaris represents that it has acquired oil and mineral leases covering lands under State Lease, 16995, 17208, and 17226, respectively, situated in Vermilion Parish, Louisiana ("Leases"). The Leases are described more fully on Exhibit 'A' attached hereto and made a part hereof. The Leases shall be burdened with total royalties and overriding royalties of twenty-seven (27%) percent and have a net revenue interest to one hundred (100%) percent working interest of seventy-three (73%) percent of 8/8ths. Polaris has proposed the drilling of the "Initial Test Well" (defined in Paragraph 3 below) at the location specified in Exhibit "B" attached hereto and made a part hereof and Participant has agreed to acquire a interest in the leases and participate in the Initial Test Well subject to the terms and conditions set forth below.

                                       2.

      In consideration of payment of the proportionate cost of drilling the "Initial Test Well" (Dry Hole Cost) and the assumption of obligations as hereinafter set forth in this agreement and the Joint Operating Agreement ("JOA")(defined below), Polaris hereby agrees to assign unto Participant an undivided (10.0%), Ten Percent of 8/8ths interest in and to the Leases ("Assigned Interest"). The agreement to assign such interest to Participant is subject in the following terms, provisions and conditions, to wit:

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A.    The Assigned Interest shall be subject to all terms, provision and conditions set forth in this Agreement and the JOA.

B. Failure of Participant to execute and return the Agreement on or before September 19, 2003 or to pay within 10 days of receipt of the Cash Call Invoice shall automatically render this Agreement null and void. In the event this Agreement terminates in the manner aforesaid, Polaris shall then be free, without further notice, to deal with or assign such interest free end clear of any obligation to Participant.

C. Participant agrees that the Assigned Interest shall bear its proportionate part of the lessor's royalties and all other burdens as mentioned above, and that Participant shall assume its proportionate part of all obligations imposed upon the lessee in the Leases. Additionally, Participant agrees that at such time as the net proceeds from the sale of production from the "Initial Test Well" (i.e., after deduction for payment of lessor's royalties, applicable overriding royalties or other leasehold burdens and taxes) equals Participant's proportionate share of monies paid to Operator for its share of the cost of drilling, completing, and operating said well, hereinafter known as "Payout", Polaris shall own and be entitled to a re-assignment from Participant of an undivided Twenty Percent (20%) of the Assigned Interest, being an undivided 20% of 10.0% or 2.0% of 8/8ths interest in the Leases, Initial Test Well (or any substitute therefor) and all production therefrom; and the parties agree that at Payout they shall execute assignments as may be required to reflect the reversionary 20% interest of Polaris in the Assigned Interest.

D. The assignment to Participant shall be made subject to the terms, provisions and conditions of this Agreement and the JOA and without warranty of title either express or implied, even to the return or the purchase price paid, but with proportionate transfer and substitution of all rights and actions in warranty against all former owners of the property herein conveyed.

E. The interest to be assigned herein is based upon the assumption that the Leases cover and affect the entirety of the minerals in, on and under the leased premises and that Polaris owns the entirety of the leasehold and operating rights. In the event of a failure of title, either as to an undivided interest in the leased premises, or as to a segregated portion thereof and/or in the event Polaris owns less than the entirety of the Lease, the interest assigned shall be proportionately reduced as to the particular lease or that portion thereof which title shall have failed.

F. Polaris shall execute and deliver an assignment containing the foregoing terms and conditions upon receipt of payment of the Cash Call Invoice (described below). Operator will invoice (Cash Call Invoice) Participant approximately Thirty (30) days prior to the actual commencement of field work. Participant has 10 days to pay said invoice which shall constitute its proportionate share of the Dry Hole Cost as stipulated on the AFE as specified on attached Exhibit "C".

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G.    The term "Dry Hole Cost" shall mean and include all cost and expense incurred in the total location cost, including permitting and surveying, all drilling cost through the primary logging and subsequent plugging and abandonment cost.

                                       3.

      Polaris proposes the drilling of a well ("Initial Test Well") in search of oil or gas to a vertical depth of 13,700 ft. or a depth sufficient to test the 13,700 ft. Sand or that depth at which commercial production is discovered, whichever is the lesser depth ("Objective Depth").

      The 13,700ft. Sand is defined as that sand or formation which is seen on the electric log of the Humble Oil State Lease 2476 No.5 well, located in Township 15S, Range 3E, Vermilion Parish, Louisiana, between the depths of 13,690' to 13710'. The approximate location of the Initial Test Well is shown on the location plat attached hereto as Exhibit "B". Participant hereby agrees to participate in the Initial Test Well subject to the following terms, provisions and conditions, to-wit:

A. Operator shall make a good faith effort to commence operations for the drilling of the Test Well on or before December 31, 2003, to evaluate the prospective Zone on a dayrate basis.

B. Operator shall provide, on a cost basis, all services, casing materials equipment and personnel necessary to (i) drill the Initial Test Well to the Objective Depth, (ii) provide an electric log to Objective Depth and deliver the log to Participant on location ("Logging Operations"), (iii) plug and abandon the Initial Test Well if no attempt is made to complete the Initial Test Well (including but not limited to, surface damages and restoration charges). The "Casing Point Election" shall be deemed to be the time when; (i) the completion of initial logging operations, or upon completion of plugging and abandonment operations if after reaching "Casing Point" (defined below), an election is made to plug and abandon the Initial Test Well. The term "Casing Point" shall mean that point in time when (i) Logging Operations have been completed and Operator has delivered or made available on location to Participant or Participant's representative the results of the Logging Operation together with all available well information to enable Participant to make a Casing Point election, (ii) Operator has given its recommendation to Participant by telephone, telegram and /or facsimile of Operator's recommendation to either complete the well as a producing well or to plug and abandon same and (iii) a decision has been made to either attempt to complete the Initial Test Well as producing well or to plug and abandon same. Participant shall have twenty-four hours from receipt of Operator's recommendation to advise Operator of its concurrence with or disapproval of, Operator's recommendation. Participant's failure to reply within such period shall be deemed concurrence with Operator's recommendation.

C.   If  Participant  elects  not  to  participate  in  a  completion   attempt,
     Participant  shall  forfeit all of its  interest in and to the Initial Test

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     Well and Leases in accordance  with Article XV. of the JOA, and Participant shall, thereafter, have no further obligation to Operator, except for any subsequent cost which may have been incurred in further evaluation of the wellbore after the Logging Operations, as provided for below.

D. Participant agrees to share in all cost of any subsequent coring, testing and/or open or cased-hole logging operations that the Participant agrees to, as a means of further evaluating the Initial Test Well.

E. Neither Participant nor Operator shall be liable to the other for any delays or damage or any failure to act due, occasioned or caused by reason federal or state laws or the rules, regulations or order of any public body or official purporting to exercise authority or control respecting the operations covered hereby, including the procurance or use of tools and equipment, or due, occasioned or caused by strikes, action of element, or causes beyond the control of the party affected thereby: and any delay due to the above causes or any of them shall not be deemed a breech of or failure to perform this contract or any part thereof, provided, however, nothing herein contained shall abrogate the obligation of Participant to pay Operator as set forth above.

                                       4.

      Operator, Polaris and Participant have concurrently herewith executed an Operating Agreement effective August 19, 2003, covering the Leases. The Operating Agreement names Key Operating Company, L.L.C. as Operator therein and shall control all operations on the Leases except as specifically provided herein with respect to the Initial Test Well. Participant acknowledges that Operator and/or Polaris may sell to third parties other undivided interests in and to the Lease. Polaris and Participant hereby agree that Operator may combine the signature page of the said Operating Agreement signed by Polaris and Participant with the signature page(s) of the separate Operating Agreement(s) signed by Operator and any other participant(s) and attach same to a duplicate copy of said Operating Agreement so as to form one complete instrument. Polaris and Participant agree that Operator may revise Exhibit "A" of the Operating Agreement to reflect the interests of all parties participating in the initial Test Well. Operator agrees to promptly furnish to Polaris and Participant a true copy of the Operating agreement with all signature pages as combined by Operator, together with a revised Exhibit "A" as soon as it is available.

                                       5.

     Upon reaching "Casing Point.", all further cost, risk and expenses incurred by Operator, as Operator, shall, subject to the provisions of Paragraph 3.D. above, be determined and borne in accordance with an subject to the provisions of the JOA including, but not limited to, the penalty provisions of Article VI.B.2. and XV. Prior to any completion attempt, an AFE will be forwarded to Participant depicting the estimated cost of Completion and Equipping the Initial Test Well (Completion and Equipping AFE). If Participant has elected to participate in a completion attempt, Participant shall, within seventy-two (72) hours, deliver to Operator Participant's 10.0% share of Completion and Equipping

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Cost.  Participant's failure to deliver its share of estimated costs to Operator timely shall, at the sole option of Operator, be deemed an election by Participant not to participate in the completion attempt and an automatic forfeiture of Participant's rights in the Initial Test Well and Leases.
Participant   acknowledges  that  the  Completion  and  Equipping  AFE  are  the
Operator's best estimate of the anticipated completion and equipping costs. Participant agrees, therefore, that it will be responsible for its 10.0% percent of 8/8ths share of the actual completion and equipping cost incurred by Operator.

                                       6.

      Participant shall have access to the derrick floor at all times at its sole cost, risk and expense. Upon request, Operator shall furnish on each well drilled under this agreement or the Operating Agreement, (i) copies of all permits, survey plats, production reports and any other forms required to be riled with or obtained from the Department of Conservation or any other regulatory body having jurisdiction, (ii) core samples, (iii)logs (iv) results of all tests, (v) advance notice of all logging, coring, etc., so that an authorize representative may be present, and (vi) weekly progress reports by U.
S. Mail each Friday from the time the well operations are commenced until it is finally completed. All such information and notices shall be given to Participant or his representative in accordance with the following:

         Participant:      PetroReal of America
         Address:          1750-1177 West Hastings Street
                           Vancouver, BC V6E 2K3 Canada
                           Telephone Number: 604/683-2220
                           Fax Number: 604/683-2286

      Notices given to Operator may be given by hand delivery, certified mail, telegram, telex or fax, addressed to:

                           Key Operating Company, L.L.C.
                           P.O.Box52963
                           Lafayette, Louisiana 70505
                           Telephone Number: 337/233-9445
                           Fax Number: 337/237-5056

                                       7.

      Operator, Polaris and Participant have created an Area of Mutual Interest ("AMI") to remain in effect in accordance with Article X V. of the JOA.

                                       8.

      This agreement shall extend to and bind the parties hereto their heirs, successors, assigns and legal representative. Rights hereunder may not be assigned, in whole or in part, without the written consent of Operator first had and obtained.

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      If the foregoing represents your understanding of our agreement, please sign and return one copy of this agreement to this office.


                                             Very truly yours,

                                             KEY OPERATING COMPANY, LLC

                                             /s/ William A. Guildry
                                             ---------------------------
                                             WilliamA. Guildry, President


                                             POLARIS HOLDINGS, INC.

                                             /s/ Ingolf Grinde
                                             ---------------------------
                                             Ingolf Grinde, President


Agreed to and accepted this 15th day of September, 2003.

Name: /s/ Karl Rollke
      ------------------------

Company: International PetroReal Oil Corporation